Freestone Resources, Inc.
Pro-Forma Consolidated Balance Sheets
As of September 30, 2009 and June 30, 2009

	(Unaudited)	(Audited)
	September 30, 2009	June 30, 2009
Assets

Current Assets:
Cash	$2,112	$4,815
Accounts receivable	4,266	4,559
Note receivable	-	-
Deposits and other assets	-	5,068
Total Current Assets	6,378	14,442

Fixed assets, net	32,932	33,052

Other assets	11,068	1,000
Investment in Bleeding Rock	250,010	-
Licenses	150,000
Intangible Asset	10,000
Goodwill	1,254,149
	1,675,227	1,000

Total Assets	$1,714,537	$48,494

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$317,484	$24,431
Accounts payable – related party	150,010	25,000
Note payable to bank	25,000	25,997
Total Current Liabilities	492,494	75,428

Long-term Liabilities:
Asset retirement obligations	41,123	41,123
Total Liabilities	533,617	116,551

Stockholders’ Equity (Deficit):
Common stock, $.001 par value, 100,000,000 shares
authorized, 66,718,994 and 35,115,260 shares issued
and outstanding, respectively	66,719	35,115
Additional paid in capital	15,804,789	14,572,244
Accumulated deficit	(14,690,588)	(14,675,416)
Total stockholders’ equity (deficit)	1,180,920	(68,057)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,714,537	$48,494

Freestone Resources, Inc.
Pro-Forma Consolidated Statements of Operations
For the Three Months Ended September 30, 2009 and 2008
(Unaudited)

	Three Months Ended Sept 30, 2009	Three Months Ended Sept 30, 2008

Oil and gas revenues resulting from research activities	$21,492	$36,232
Total revenue resulting from research activities	21,492	36,232

Operating expenses:
Cost of revenue	-	4,558
Lease operating costs	2,693	42,091
Depreciation and depletion	619	6,942
Impairment expense	1,800	-
General and administrative	26,308	239,162
Total operating expenses	31,420	292,793

Operating income (loss)	(9,928)	(256,521)

Other income (expense):
Interest income (expense)	(685)	(2,991)
Other income (expense)	(4,559)	-
Total other income (expense)	(5,244)	(2,991)

Net income (loss)	$(15,172)	$(259,512)

Basic and diluted income (loss) per share	$0.00	$0.00

Weighted average shares outstanding:
Basic and diluted	37,519,892	52,156,836